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                                                                         Ex-99.1

                                             FOR: Salton/Maxim Housewares, Inc.

                                     APPROVED BY: William Rue
                                                  Chief Operating Officer
                                                  (847) 803-4600

                                         CONTACT: Investor Relations:
                                                  Cheryl Schneider/Gordon McCoun
                                                  Press: Michael McMullan
                                                  Morgen-Walke Associates
                                                  (212) 850-5600

                    SALTON/MAXIM HOUSEWARES, INC REPURCHASES
               WINDMERE-DURABLE HOLDINGS' 50% INTEREST IN SALTON

     Mt. Prospect, IL, July 28, 1998 - Salton/Maxim Housewares, Inc. (Nasdaq:SALT) today announced that it has repurchased the 6,535,072 shares of Salton common stock owned by Windmere-Durable Holdings, Inc. (NYSE:WND) in accordance with the previously announced agreement between the parties. The repurchase price was $12 per share in cash plus a $15 million subordinated promissory note. The note, which has a term of six and one-half years and bears interest at 4% per annum payable annually, is subject to offsets of 5% of the total purchase price paid by Salton for product purchases from Windmere and its affiliates during the term of the note.

     In connection with the repurchase of Windmere's 50% interest in Salton,
(i) Windmere repaid in full the $10,847,620 promissory note, which it issued to Salton in July 1996; and (ii) Salton repurchased for approximately $3.3 million Wimdmere's option to purchase up to 458,500 shares of Salton, which option was granted by Windmere in July 1996.

     Effective upon the repurchase of Windmere's 50% interest, the four directors designated by Windmere to serve on Salton's board (Messrs. David Friedson, Harry D. Schulman, Lawrence S. Chud, M.D. and James Connolly), resigned from Salton's Board of Directors

     LEONHARD Dreimann, PRESIDENT AND Chief Executive Officer of Salton, said, "We are extremely pleased to have closed our repurchase of Windmere's 50% interest in Salton. Management believes that Salton has never been better positioned to implement its business strategy and take advantage of opportunities in its industry."

     Simultaneously with the repurchase of Windmere's 50% interest, (i) Salton entered into a $215 million senior credit facility with Lehman Brothers Inc. and (ii) Salton issued $40 million of convertible preferred stock to affiliates of Centre Partners Management LLC in accordance with its previously

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SALT: REPURCHASES WINDMERE-DURABLE
HOLDINGS' 50% INTEREST IN SALTON                                        PAGE 2

announced agreement with Centre Partners. A portion of the funds obtained from Salton from its new credit facility were used to repurchase Windmere's 50% interest and to repay all of Salton's outstanding indebtedness to Foothill Capital Corporation.

     The convertible preferred stock issued by Salton to Centre Partners is non-dividend bearing and is convertible into 2,352,941 shares of Salton COMMON STOCK (reflecting a $17 per share conversion price). Two directors designated by Centre Partners, Messrs. Bruce G. Pollack and Robert A. Bergmann, have joined Salton's Board of Directors.

     Salton/Maxim Housewares, Inc. designs and markets an extensive line of kitchen and home appliances, personal and beauty care products and decorative quartz wall and alarm clocks under the brand names Salton(R), Maxim(R), Breadman(R) Juiceman(R), Salton Creation(R), Salton Time(R), White-Westinghouse(R), and Farberware(R). The company also designs and markets a broad range of tabletop products, including china, crystal and glassware, under the brand names Block(R) China, Atlantis(R) Crystal, and Gear(R).


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